Exhibit 99.1

Lucid Diagnostics Appoints Healthcare Industry Veteran John R. Palumbo to Board of Directors

Growth-focused healthcare executive brings 40 years of executive leadership experience across multiple industry sectors

NEW YORK, September 25, 2025 — Lucid Diagnostics Inc. (Nasdaq: LUCD) (“Lucid” or the “Company”), a commercial-stage, cancer prevention medical diagnostics company and subsidiary of PAVmed Inc. (Nasdaq: PAVM), today announced the appointment of accomplished healthcare executive John R. Palumbo to its Board of Directors, effective September 22, 2025.

“John is a highly accomplished executive whose 40 years of healthcare leadership experience spans early-stage ventures, growth-stage companies, and Fortune 100 corporations,” said Lishan Aklog, M.D., Lucid’s Chairman and Chief Executive Officer. “His vast experience and deep expertise—which includes guiding early-stage companies through commercial growth—and vast network will be of great value as we approach transformational commercial milestones.”

“I am honored to join the Lucid board at such a critical stage of its development,” said Mr. Palumbo. “Lucid is addressing a major unmet need in cancer prevention with EsoGuard, and I look forward to working closely with Dr. Aklog, the leadership team, and my fellow directors to help guide the Company’s strategy and position it for long-term success.”

Mr. Palumbo is a senior healthcare executive with a four-decade career spanning early-stage ventures, growth companies, and Fortune 100 enterprises. He has launched two companies through IPOs, guided emerging firms to scale, and led major transformation initiatives at large, complex organizations. Most recently, he served as Executive Chairman of ValueHealth, a value-based surgical platform, where he led the company through a recapitalization in 2018 and a strategic investment in 2022.

Prior to that, he held senior executive roles at AmerisourceBergen Corporation (NYSE: ABC, now Cencora, Inc.), where he led the Provider business unit and its consulting and technology divisions. During his tenure, the group expanded into a multibillion-dollar platform serving health systems nationwide.

Earlier, Mr. Palumbo was Chief Operating Officer of Allscripts Healthcare Solutions, Inc. (Nasdaq: MDRX), where he oversaw the company’s transformation from a physician dispensing business into one of the industry’s first electronic medical record platforms. Before that, he served as President of I-trax, Inc. (now part of Premise Health Holding Corp.), building it into a national leader in on-site primary care, pharmacy, and population health services for Fortune 500 employers.

He began his career at Shared Medical Systems (SMS), where he led National Health Services and Outsourcing Services. SMS was later acquired by Siemens Healthineers AG (FWB: SHL) in 2000.

Over the past 15 years, Mr. Palumbo has also served as Board Chairman, Director, and Senior Advisor to healthcare technology, services, and medical device companies backed by institutional and strategic investors. He currently serves on the boards of PM Pediatrics, ivWatch, and Qless, and chairs the Advisory Board of Brado, an AI-driven engagement platform serving health systems.

About Lucid Diagnostics

Lucid Diagnostics Inc. is a commercial-stage, cancer prevention medical diagnostics company and subsidiary of PAVmed Inc. (Nasdaq: PAVM). Lucid is focused on the millions of patients with gastroesophageal reflux disease (GERD), also known as chronic heartburn, who are at risk of developing esophageal precancer and cancer. Lucid’s EsoGuard® Esophageal DNA Test, performed on samples collected in a brief, noninvasive office procedure with its EsoCheck® Esophageal Cell Collection Device, represent the first and only commercially available tools designed with the goal of preventing cancer and cancer deaths through widespread, early detection of esophageal precancer in at-risk patients.

For more information about Lucid, please visit www.luciddx.com and for more information about its parent company PAVmed, please visit www.pavmed.com.

Forward-Looking Statements

This press release includes forward-looking statements that involve risk and uncertainties. Forward-looking statements are any statements that are not historical facts. Such forward-looking statements, which are based upon the current beliefs and expectations of Lucid’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Risks and uncertainties that may cause such differences include, among other things, volatility in the price of Lucid’s common stock; general economic and market conditions; the uncertainties inherent in research and development, including the cost and time required to advance Lucid’s products to regulatory submission; whether regulatory authorities will be satisfied with the design of and results from Lucid’s clinical and preclinical studies; whether and when Lucid’s products are cleared by regulatory authorities; market acceptance of Lucid’s products once cleared and commercialized; Lucid’s ability to raise additional funding as needed; and other competitive developments. In addition, Lucid continues to monitor the COVID-19 pandemic and the pandemic’s impact on Lucid’s businesses. These factors are difficult or impossible to predict accurately and many of them are beyond Lucid’s control. In addition, new risks and uncertainties may arise from time to time and are difficult to predict. For a further list and description of these and other important risks and uncertainties that may affect Lucid’s future operations, see Part I, Item 1A, “Risk Factors,” in Lucid’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as the same may be updated in Part II, Item 1A, “Risk Factors” in any Quarterly Report on Form 10-Q filed by Lucid Diagnostics after its most recent Annual Report. Lucid disclaims any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in its expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Investor and Media Contact:

Matt Riley

PAVmed and Lucid Diagnostics

mjr@pavmed.com